UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8 K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 15, 2014

GLOBAL CLEAN ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-12627	87-0407858
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2790 Skypark Drive, Suite 105 Torrance, California		90505
(Address of principal executive offices)		(Zip Code)
(310) 641-4234
(Registrant’s Telephone Number, Including Area Code)

100 W. Broadway, Suite 650 Long Beach, California 90802
(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12).

☐	Pre-commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 4.01                      Changes in Registrant’s Certifying Accountant.

On September 20, 2013, Global Clean Energy Holdings, Inc. (the “Company”, “our” and “we”) reported that Hansen, Barnett & Maxwell, P.C. (“HBM”), our prior independent registered public accounting firm, had informed us that its operations have been acquired by another firm and that HBM would no longer be providing public accounting services as Hansen, Barnett & Maxwell, P.C.  As a result, HBM was required to resign as our independent registered public accounting firm.

On October 7, 2013, we engaged Anton & Chia, LLP (“Anton & Chia”) to serve as our new independent auditors for the quarter ended September 30, 2013 and for the year ending December 31, 2013.

In connection with the audit of our financial statements for the fiscal year ended December 31, 2013, we had a disagreement with Anton & Chia regarding our fee arrangement and, as discussed below, with certain accounting principles or practices.  Anton & Chia met with the audit committee of our Board of Directors, but did not report on any disagreements regarding any accounting matters.  After  Anton & Chia’s meeting with the audit committee, a dispute arose with Anton & Chia regarding our fee arrangement. Thereafter, Anton & Chia notified the Company that there were disagreements regarding our financial statements.  On April 15, 2014, Anton & Chia informed us that it has resigned in an e-mail that read, in its entirety, as follows:  “Take this email as our resignation.”

Because Anton & Chia was engaged in October 2013, Anton & Chia had not previously issued an accountant's report on any of our financial statements.  Accordingly, during the past two years we did not receive any report from Anton & Chia that contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.  HBM’s accountant’s report on our financial statements for the prior two years ended December 31, 2012 did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope, or accounting principles, except that there was an explanatory paragraph relating to the Company’s ability to continue as a “going concern.”  In addition, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

In connection with the preparation of our financial statements for the fiscal year ended December 31, 2013, we did disagree with Anton & Chia regarding the application of certain accounting principles or practices, financial statement disclosure, or auditing scope or procedure.  These disagreements, including those resolved to the satisfaction of Anton & Chia, are as follows:

1.   Anton & Chia initially disagreed with our intangible asset valuation as of the year ended December 31, 2013.  After reviewing  our explanations related to the valuation of the intangible assets (which valuations were in accordance with ASC 350-30),  Anton & Chia agreed with management’s original intangible asset valuation, and the disagreement was eliminated.

2.  Anton & Chia disagreed with our valuation of our long-lived assets, Plantation Development Cost and Deferred Growing Costs, as of the year ended December 31, 2013. Management provided detailed explanations related to the valuation of this Company’s long lived assets in accordance with ASC 360-10-25.  Anton & Chia agreed with management’s long lived asset valuation, with the exception of approximately $1.1 million in Plantation Development Cost.  We provided Anton & Chia with supplemental information regarding these Plantation Development Costs.  However, Anton & Chia resigned without addressing this issue.

Anton & Chia did not discuss any disagreements with the audit committee of our board of directors, or with the board of directors.  In addition, due to the accountant's abrupt resignation, we do not know if the foregoing disagreements were resolved to the accountant's satisfaction prior to its resignation.

The Company is actively seeking a new auditor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2014	GLOBAL CLEAN ENERGY HOLDINGS, INC. By: /s/ Richard Palmer Richard Palmer Chief Executive Officer